THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW

YORK (“USL”)

ERISA LOAN ENDORSEMENT

I.	APPLICABILITY

This Endorsement applies only to loans granted or renewed after delivery of this Endorsement under USL annuity Contracts or Certificates sold under retirement plans covered by the Employee Retirement Income Security Act of 1974, as amended (ERISA). This Endorsement is made a part of the group annuity contract and group annuity certificate to which it is attached (the “Contract”) and will not change any other provisions of the Contract or Certificate.

II.	DEFINITIONS

Adjusted Surrender Charge – the Reserved Surrender Charge, applied to the outstanding principal balance of a defaulted loan at the time of foreclosure.

Defaulted Loan Amount – the Loan Balance, plus the interest on any delinquent quarterly payments.

Employer – the employer who sponsors the Plan under which the Contract or Certificate is maintained.

Foreclosure Amount – the Defaulted Loan Amount, plus Adjusted Surrender Charge.

Loan Balance – the principal loan balance outstanding at any given time.

Loan Year – a one-year period beginning on the effective date of the loan and on subsequent anniversaries.

Participant – the individual to whom a loan is made.

Plan – the employer-sponsored retirement plan or annuity purchase arrangement under which the Contract or Certificate was issued.

Qualified Plan – as used herein, employer-sponsored plans intended to meet the requirements of sections 401(a), 403(a) or 403(b) of the Internal Revenue Code of 1986, as amended.

Reserved Surrender Charge – the Contract surrender charge that would apply as if the Loan Balance had been surrendered at the start of the loan term.

Security Reserve – the portion of cash value held in reserve as security for the loan, made up of the Loan Balance, the loan interest due with a quarterly loan payment, the Reserved Surrender Charge, if applicable, and all interest credited to the foregoing amounts.

III.	AMOUNT OF LOAN

The availability and amount of a loan are subject to any applicable restrictions in the Plan and federal tax law. Both Fixed Account Options and Variable Investment Options, if applicable, of the Accumulation Value will be considered for purposes of determining the amount that qualifies for a loan. However, only the nonforfeitable portion of a fixed investment option may be used as security for a loan. Such portion must equal or exceed the initial Security Reserve.

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A loan, when added to the Participant’s existing indebtedness under the Plan or any other Qualified Plan sponsored by the Employer, cannot exceed the lesser of $50,000 or 50% of the present value of the Participant’s nonforfeitable accrued benefit under all such plans of the Employer. However, the $50,000 limit may be reduced by the excess, if any, of (a) the highest outstanding balance of loans from such plans during the one-year period ending on the day before the date on which the loan is made, over (b) the outstanding balance of loans from the plans on the date on which such loan was made.

The minimum loan amount is $1000. We reserve the right to limit the number of loans permitted to be outstanding at any given time to four.

IV.	TERMS OF LOAN

USL may make loans to the Participant at any time before annuity payments begin or before the Participant has reached age 75. The loan, plus interest, will be repaid in equal amortized quarterly payments due on the last day of each quarter of each Loan Year.

The loan must be repaid within ten years if used to buy the Participant’s principal residence. It must be repaid within five years if used for any other purpose. The loan may be repaid in full or in part before the Contract or Certificate is surrendered or annuity payments begin.

V.	LOAN INTEREST RATE

The loan interest rate is an adjustable rate and will be determined by USL for each calendar quarter and will apply for twelve months to new loans made in that quarter and to outstanding loans whose loan anniversaries occur in that quarter. Each such loan interest rate so determined will not exceed the Monthly Average Corporates Yield shown in Moody’s Corporate Bond Yield Averages, as published by Moody’s Investors Service Inc. or any successor thereto (the “Average”), for the calendar month ending two months before the date on which the rate is determined. If this Average is no longer published, the rate used in its place will be a substantially similar average, established by law or by regulation issued by the superintendent or other insurance supervisory official of the state in which the Contract or Certificate is issued.

If the maximum rate of interest that can be charged for a loan for a twelve-month period as determined in accordance with the preceding paragraph is one-half percent or more lower than the rate charged for the preceding twelve-month period, the loan interest rate for the current twelve-month period will be decreased, so as to be equal to or less than that maximum rate, resulting in a change to the level amortized loan payments. Conversely, if that maximum rate is one-half percent or more higher than the rate charged for the preceding twelve-month period, the loan interest rate for the current twelve-month period may be increased, but not to exceed the maximum rate, resulting in a change to the level amortized loan payments.

USL will notify the Participant of the initial rate of interest on the loan requested. USL will send to Participants written notice of any change in their loan interest rate at least 30 days before the loan anniversary. These notices will include a description of how this interest rate is determined.

The policy loan interest rate shall not exceed the adjustable maximum rate permitted by law and is subject to any applicable usury limitation.

VI.	SECURITY FOR LOAN

The Security Reserve as defined above provides the security for the loan. As the loan is repaid, there is a dollar for dollar release of value back to the Contract, on a quarterly basis. No withdrawals or transfers from the Security Reserve may be made until the loan is fully repaid or foreclosed upon.

VII.	EFFECTS OF LOAN BENEFITS

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Until the loan is defaulted or repaid, the portion of the Security Reserve in the amount of the Loan Balance and accumulated loan interest thereon will earn an annual effective interest rate equal to 3% below the adjustable interest rate charged for the loan. An annual effective interest rate, as declared by USL will be credited on the portion of the Security Reserve in excess of the Loan Balance and loan interest thereon. However, in no event will any portion of the Security Reserve earn an interest rate lower than the minimum guaranteed rate credited under the Contract or Certificate.

As the loan is repaid, there is a dollar for dollar release of value back to the Contract, on a quarterly basis. Upon annuitization, surrender or death, the annuity value, cash value or the death benefit, as applicable, will be reduced by the Foreclosure Amount.

VIII.	LOAN DEFAULT

If a loan payment is not made within 30 days after the due date, the loan is in default and the Defaulted Loan Amount will become due and payable to USL. The Defaulted Loan Amount will be treated as a distribution under federal tax law and will be reported on an applicable tax reporting form. Such a distribution before age 59 1⁄2 may result in a tax penalty. After default, the portion of the Security Reserve in an amount equal to the Loan Balance and loan interest thereon in the Security Reserve will earn interest at a rate equal to the adjustable interest rate charged on the loan until the loan is repaid or USL is permitted to foreclose on its Security Reserve to the extent of the Foreclosure Amount.

IX.	LOAN FORECLOSURE

If the loan is not repaid, the Foreclosure Amount will be deducted from the Security Reserve and paid to USL. If any portion of the Security Reserve may not be withdrawn because of tax or Plan restrictions, foreclosure on the Security Reserve will not occur until such restrictions no longer apply. The Adjusted Surrender Charge, if applicable, will be calculated at foreclosure. Any Security Reserve in excess of the Foreclosure Amount will remain credited to the Contract or Certificate.

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

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